UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): August 19, 2026

TARGA RESOURCES CORP.

(Exact name of registrant as specified in its charter)

Delaware	001-34991	20-3701075
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

811 Louisiana St, Suite 2100

Houston, TX 77002

(Address of principal executive office and Zip Code)

(713) 584-1000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common stock	TRGP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Brent B. Secrest

On August 20, 2026, the Board of Directors (the “Board”) of Targa Resources Corp. (the “Company”) appointed Brent B. Secrest to serve as the Company’s President – Logistics and Transportation, effective as of September 1, 2026.

Mr. Secrest, age 53, most recently served as Executive Vice President and Chief Commercial Officer at Enterprise Products Holdings LLC (“Enterprise GP”) from September 2019 until May 2025. He previously served as Senior Vice President (Commercial) of Enterprise GP from July 2018 to August 2019, Senior Vice President (Liquid Hydrocarbons Marketing) of Enterprise GP from May 2016 to June 2018, as Vice President (Crude Oil and Refined Products Marketing) of Enterprise GP from October 2015 to May 2016, and as Vice President (Crude Oil Pipelines and Terminals) of Enterprise GP from October 2012 to October 2015. He has also served in various other leadership positions, including in the areas of NGL marketing and supply, commercial development, distribution, and business analysis.

There are no understandings or arrangements between Mr. Secrest and any other person pursuant to which Mr. Secrest was selected to serve as President – Logistics and Transportation of the Company. There are no relationships between Mr. Secrest and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K, nor are there any relationships between Mr. Secrest and any other person that would require disclosure pursuant to Item 401(d) of Regulation S-K.

Appointment of Benjamin J. Branstetter

On August 20, 2026, the Board of the Company approved the appointment of Benjamin J. Branstetter, the Company’s current President – Logistics and Transportation, to serve as the Company’s Chief Financial Officer and principal financial officer, succeeding William A. Byers, effective as of September 1, 2026. In connection with his new role, the Compensation Committee of the Board approved: (i) an increased annual base salary of $600,000; and (ii) an annual long-term incentive award of 400% of Mr. Branstetter’s base salary, first applicable to his annual award for 2027. Mr. Branstetter’s increased base salary will be prorated effective as of the date of his appointment. No other terms of Mr. Branstetter’s compensation arrangements were modified in connection with this organizational change.

There are no understandings or arrangements between Mr. Branstetter and any other person pursuant to which Mr. Branstetter was selected to serve as Chief Financial Officer of the Company. There are no relationships between Mr. Branstetter and the Company or any of its subsidiaries that would require disclosure pursuant to Item 404(a) of Regulation S-K, nor are there any relationships between Mr. Branstetter and any other person that would require disclosure pursuant to Item 401(d) of Regulation S-K. For a description of Mr. Branstetter’s prior business experience and other background information, please see the Company’s definitive proxy statement filed with the Securities and Exchange Commission on March 26, 2026.

Retirement of William A. Byers

On August 19, 2026, William A. Byers informed the Company of his intent to retire from his position as Chief Financial Officer of the Company. The effective date of Mr. Byers retirement will be September 1, 2026. After such date, Mr. Byers will remain employed by the Company in a non-executive capacity until December 31, 2026 (the “Transition Period”).

In connection with Mr. Byers’ retirement and transition planning, the Company and Mr. Byers entered into a retirement, transition, separation, and general release agreement (the “Separation Agreement”) setting forth certain compensation arrangements. Pursuant to the Separation Agreement entered into with Mr. Byers, (i) he will continue to receive his base salary during the Transition Period; (ii) his service requirement will be deemed fulfilled with respect to his outstanding 2024 restricted stock unit (“RSU”) awards, 2024 performance stock unit (“PSU”) awards and 2025 RSU awards and such awards will remain outstanding and settle in accordance with their existing terms; (iii) 2025 PSU awards and all 2026 RSU and PSU awards will be forfeited; and (iv) he will remain eligible to receive a 2026 annual incentive cash award, payable based on his target short-term incentive opportunity and the final corporate performance factor for 2026.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TARGA RESOURCES CORP.

Dated: August 25, 2026	By:	/s/ Jennifer R. Kneale
Jennifer R. Kneale
President

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